Exhibit 2

AGREEMENT

CONCERNING THE EXCHANGE OF SECURITIES

BY AND AMONG

INSTANET, INC.

AND

VITACUBE SYSTEMS, INC. AND

THE SECURITY HOLDERS OF VITACUBE SYSTEMS, INC.

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EXHIBITS

Allocation of Securities	Exhibit 1.1
Subscription Agreement	Exhibit 1.2
Financial Statements of VitaCube	Exhibit 2.5
Schedule of Litigation	Exhibit 2.12
Material Contracts of VitaCube	Exhibit 2.17
Financial Statements of Instanet	Exhibit 3.5

AGREEMENT

AGREEMENT made this        day of                 , 2003, by and between INSTANET, INC., a Colorado corporation (“Instanet”), EARNEST MATHIS, JR. (solely with respect to Article III), VITACUBE, INC., a Colorado corporation (“VitaCube”), and the security holders of VitaCube (the “VitaCube Security Holders”) who are listed on Exhibit 1.1 hereto and have executed Subscription Agreements in the form attached in Exhibit 1.2, hereto.

WHEREAS, Instanet desires to acquire all of the issued and outstanding common stock of VitaCube from the VitaCube Security Holders in exchange for newly issued unregistered shares of common stock of Instanet;

WHEREAS, VitaCube desires to assist Instanet in acquiring all of the issued and outstanding common stock of VitaCube pursuant to the terms of this Agreement; and

WHEREAS, all of the VitaCube Security Holders, by execution of Exhibit 1.2 hereto, agree to exchange all 3,482,201 common shares they hold in VitaCube for 13,572,000 common shares of Instanet.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I

Exchange of Securities

1.1 Issuance of Securities. Subject to the terms and conditions of this Agreement, Instanet agrees to issue and exchange 13,572,000 fully paid and nonassessable unregistered shares of Instanet’s $.001 par value common stock (the “Instanet Shares”) for all 3,482,201 issued and outstanding shares of the Class A no par value common stock of VitaCube (the “VitaCube Shares”) held by the VitaCube Security Holders. All Instanet common stock will be issued directly to the VitaCube Security Holders on the Closing Date, pursuant to the schedule set forth in Exhibit 1.1.

1.2 Exemption from Registration. The parties hereto intend that all Instanet common stock to be issued to the VitaCube Security Holders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) and/or Regulation D of the Act and rules and regulations promulgated thereunder. In furtherance thereof, each of the VitaCube Security Holders will execute and deliver to Instanet on the closing date of this Agreement (the “Closing Date”) a copy of the Subscription Agreement set forth in Exhibit 1.2 hereto.

ARTICLE II

Representations and Warranties of VitaCube

VitaCube hereby represents and warrants to Instanet that:

2.1 Organization. VitaCube is a corporation duly organized, validly existing and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

2.2 Capital. The authorized capital stock of VitaCube consists of 50,000,000 authorized shares of no par value common stock, of which 3,482,201 shares of Class A common stock are outstanding, and 2,000,000 authorized shares of preferred stock, none of which are outstanding. All of the outstanding common stock of VitaCube is duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating VitaCube to issue any additional shares of its capital stock of any class, except options to purchase an aggregate of 1,190,750 shares of VitaCube common stock issued under its 2002 Incentive Stock Option Plan.

2.3 Subsidiaries. VitaCube does not have any subsidiaries or own any interest in any other enterprise.

2.4 Directors and Officers. The names and titles of the directors and officers of VitaCube as of the date of this Agreement are as follows: Sanford D. Greenberg, Chief Executive Officer and Director; Warren Cohen, Director; Gordon Burr, Executive Vice President; Mary Pat O’Halloran, Secretary and Chief Financial Officer; Sanjeev Javia, Chief Operating Officer; and John Hutchinson, Chief Information Officer.

2.5 Financial Statements. Exhibit 2.5 hereto consists of the unaudited financial statements of VitaCube for the year ended December 31, 2002 and for the three months ended March 31, 2003 (the “VitaCube Financial Statements”). The VitaCube Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by VitaCube throughout the periods indicated, and fairly present the financial position of VitaCube as of the dates of the balance sheets included in the VitaCube Financial Statements and the results of operations for the periods indicated. There are no material omissions or nondisclosures in the VitaCube Financial Statements.

2.6 Absence of Changes. Since March 31, 2003 there has not been any material change in the financial condition or operations of VitaCube, except as contemplated by this Agreement. As used in this Agreement, “material” means: Any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in any change or effect) that causes substantial increase or diminution in the business, properties, assets, condition (financial or otherwise) or results of operations of a party. Taken as a whole, material change shall not include changes in national or international economic conditions or industry conditions generally; changes or possible changes in statutes and regulations applicable to a party; or the loss of employees, customers or suppliers by a party as a direct or indirect consequence of any announcement relating to this transaction.

2.7 Absence of Undisclosed Liabilities. As of March 31, 2003 VitaCube did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the VitaCube Financial Statements.

2.8 Tax Returns. VitaCube has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in Exhibit 2.5 are adequate for the periods indicated. There are no present disputes as to taxes of any nature payable by VitaCube.

2.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Instanet, its legal counsel and accountants shall have the opportunity to meet with VitaCube’s accountants and attorneys to discuss the financial condition of VitaCube during reasonable business hours and in a manner that does not interfere with the normal operation of VitaCube’s business. VitaCube shall make available to Instanet all books and records of VitaCube, provided, however, that VitaCube will be under no obligation to provide any information subject to confidentiality provisions or waive any privilege associated with any such information.

2.10 Intellectual Property Rights. To the best of VitaCube’s knowledge, VitaCube owns or has the right to use all trademarks, service marks, trade names, copyrights and patents material to its business.

2.11 Compliance with Laws. To the best of VitaCube’s knowledge, VitaCube has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

2.12 Litigation. Except as set forth in Exhibit 2.12, VitaCube is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of VitaCube, threatened against or affecting VitaCube or its business, assets or financial condition. VitaCube is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. VitaCube is not engaged in any material litigation to recover monies due to it.

2.13 Authority. The Board of Directors of VitaCube has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and VitaCube has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of VitaCube and is enforceable in accordance with its terms and conditions. By execution of Exhibit 1.2, all of the VitaCube Security Holders have agreed to and have approved the terms of this Agreement.

2.14 Ability to Carry Out Obligations. To the best of VitaCube’s knowledge, the execution and delivery of this Agreement by VitaCube and the performance by VitaCube of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which VitaCube is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of VitaCube, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of VitaCube.

2.15 Full Disclosure. None of the representations and warranties made by VitaCube herein or in any exhibit, certificate or memorandum furnished or to be furnished by VitaCube, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

2.16 Assets. VitaCube’s assets are fully included in Exhibit 2.5 and are not subject to any claims or encumbrances except as indicated in Exhibit 2.5

2.17 Material Contracts. VitaCube does not have any material contracts, except as set forth in Exhibit 2.17.

2.18 Indemnification. VitaCube agrees to indemnify, defend and hold Instanet harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against Instanet or VitaCube which arise out of, or result from (i) any breach by VitaCube in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by VitaCube under this Agreement, (ii) a failure of any representation or warranty in this Article II or (iii) any untrue statement made by VitaCube in this Agreement.

2.19 Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of VitaCube has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD proceeding.

2.20 Restricted Securities. VitaCube and the VitaCube Security Holders, by execution of this Agreement and of Exhibit 1.2, acknowledge that all of the Instanet Shares issued by Instanet are restricted securities and none of such securities may be sold or publicly traded except in accordance with the provisions of the Act.

ARTICLE III

Representations and Warranties of Instanet

Instanet and Earnest Mathis, Jr., individually (“Mathis”), represent and warrant to VitaCube that:

3.1 Organization. Instanet is a corporation duly organized, validly existing and in good standing under the laws of Colorado, has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

3.2 Capital. The authorized capital stock of Instanet consists of 50,000,000 shares of $.001 par value common stock, of which 1,508,000 shares of common stock are issued and outstanding and 5,000,000 shares of $.001 par value preferred stock, none of which are outstanding. All of Instanet’s outstanding securities are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Instanet to issue any additional shares of its capital stock of any class.

3.3 Subsidiaries. Instanet does not have any subsidiaries or own any interest in any other enterprise.

3.4 Directors and Officers. The names and titles of the directors and officers of Instanet are: Earnest Mathis, Jr., Chief Executive Officer and Director, and James A. Eller, Chief Financial Officer and Director.

3.5 Financial Statements. Exhibit 3.5 hereto consists of the audited financial statements of Instanet for the year ended December 31, 2002 and the unaudited financial statements of Instanet for the three months ended March 31, 2003 (the “Instanet Financial Statements”). The Instanet Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Instanet throughout the periods indicated, and fairly present the financial position of Instanet as of the date of the balance sheets included in the Instanet Financial Statements and the results of operations for the periods indicated. There are no material omissions or nondisclosures in the Instanet Financial Statements.

3.6 Absence of Changes. Since March 31, 2003, there has not been any material change in the financial condition or operations of Instanet, except as contemplated by this Agreement.

3.7 Absence of Undisclosed Liabilities. As of March 31, 2003, Instanet did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Instanet Financial Statements.

3.8 Tax Returns. Within the times and in the manner prescribed by law, Instanet has filed all federal, state and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable.

3.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, VitaCube, its legal counsel and accountants shall have the opportunity to meet with Instanet’s accountants and attorneys to discuss the financial condition of Instanet. Instanet shall make available to VitaCube all books and records of Instanet.

3.10 Intellectual Property Rights. Instanet does not have any patents, trademarks, service marks, trade names, copyrights or other intellectual property rights.

3.11 Compliance with Laws. Instanet has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations including federal and state securities laws.

3.12 Litigation. Instanet is not a defendant in any suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Instanet, threatened against or affecting Instanet or its business, assets or financial condition. Instanet is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Instanet is not engaged in any material litigation to recover monies due to it.

3.13 Authority. The Board of Directors of Instanet has authorized the execution of this Agreement and the transactions contemplated herein, and Instanet has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of Instanet, and is enforceable in accordance with its terms and conditions.

3.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Instanet and the performance by Instanet of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw or other agreement or instrument to which Instanet is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Instanet, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Instanet.

3.15 Full Disclosure. None of the representations and warranties made by Instanet herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Instanet or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

3.16 Assets. On the Closing Date Instanet will have no assets other than a minimum of $30,000 of cash.

3.17 Material Contracts. Instanet has no material contracts. A “Master Agency Agreement” dated January 29, 2001 between Instanet and KeyCom, Inc. has terminated, and

Instanet has no further obligations, has not breached, is not in default under and is not subject to any claims, liabilities, demands or suits relating to that agreement.

3.18 Indemnification. Instanet and Mathis agree to indemnify, defend and hold VitaCube harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees asserted by third parties against Instanet or VitaCube, that it shall incur or suffer, which arise out of, or result from (i) any breach by Instanet in performing any of its covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Instanet under this Agreement, (ii) a failure of any representation or warranty in this Article III, or (iii) any untrue statement made by Instanet in this Agreement.

3.19 Criminal or Civil Acts. For a period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of Instanet has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Securities and Exchange Commission (“Commission”) or NASD judgment or decree, or is currently the subject to an investigation in connection with any felony crime or Commission or NASD proceeding.

3.20 Bulletin Board Trading Status. Instanet shall be in compliance with all requirements for, and its common stock shall be trading freely on, the Electronic Over the Counter Bulletin Board system on the date immediately prior to the Closing, such that the common stock of Instanet may continue to be so traded without interruption following the Closing.

ARTICLE IV

Covenants Prior to the Closing Date

4.1 Investigative Rights. Prior to the Closing Date, each party shall provide to the other party, and such other party’s counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party’s properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request. If during the investigative period one party learns that a representation of the other party was not accurate, no such claim may be asserted by the party so learning that a representation of the other party was not accurate.

4.2 Conduct of Business. Prior to the Closing Date, each party shall conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. Neither party shall amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities. Neither party shall enter into negotiations with any third party or complete any transaction with a third party involving the sale of any of its assets or the exchange of any of its common stock.

4.3 Confidential Information. Each party will treat all nonpublic, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement. Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

4.4 Notice of Non-Compliance. Each party shall give prompt notice to the other party of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE V

Conditions Precedent to Instanet’s Performance

5.1 Conditions. Instanet’s obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article V. Instanet may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Instanet of any other condition of or any of Instanet’s other rights or remedies, at law or in equity, if VitaCube shall be in default of any of its representations, warranties or covenants under this Agreement.

5.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by VitaCube in this Agreement or in any written statement that shall be delivered to Instanet by VitaCube under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

5.3 Performance. VitaCube shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

5.4 Absence of Litigation. No action, suit, or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against VitaCube on or before the Closing Date.

5.5 Officer’s Certificate. VitaCube shall have delivered to Instanet a certificate dated the Closing Date signed by the Chief Executive Officer of VitaCube certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article II are true and correct as of the Closing Date.

5.6 Payment of Liabilities. On or before the Closing, Instanet shall have paid any outstanding obligations and liabilities of Instanet through the Closing Date, including obligations created subsequent to the execution of this Agreement.

5.7 Corporate Action. VitaCube shall have obtained the approval of the VitaCube Security Holders for the transaction contemplated by this Agreement.

5.8 Confirmation of Free-Trading Securities; Lock-Up. On the Closing Date, Instanet shall deliver a letter directed to Earnest Mathis, Jr. and Van Perkins (another Instanet stockholder), confirming that all shares of Instanet common stock held by them and their affiliated entities will be free-trading pursuant to the provisions of Rule 144(k) 90 days after the Closing Date. At the same time, Mr. Mathis will deliver a lock-up letter to Instanet in which he or other Instanet stockholders agree not to sell an aggregate of 300,000 shares of Instanet common stock held by them for a period of nine months following the Closing Date, except with the consent of VitaCube.

ARTICLE VI

Conditions Precedent to VitaCube’s Performance

6.1 Conditions. VitaCube’s obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VI. VitaCube may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by VitaCube of any other condition of or any of VitaCube’s rights or remedies, at law or in equity, if Instanet shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Instanet in this Agreement or in any written statement that shall be delivered to VitaCube by Instanet under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3 Performance. Instanet shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Instanet on or before the Closing Date.

6.5 Officer’s Certificate. Instanet shall have delivered to VitaCube a certificate dated the Closing Date signed by the Chief Executive Officer of Instanet certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article III are true and correct as of the Closing Date.

6.6 Directors of Instanet. On the Closing Date, the Board of Directors of Instanet shall elect the directors of VitaCube to Instanet’s Board of Directors and then shall resign as directors.

6.7 Officers of Instanet. On the Closing Date, the newly constituted Board of Directors of Instanet shall elect such officers of Instanet as they shall determine. Instanet’s existing executive officers shall resign and release Instanet from any and all claims, liabilities and obligations, known or unknown, actual or contingent, that such executive officers may otherwise assert against Instanet.

6.8 Stock Purchase. On the Closing Date, Earnest Mathis, Jr. and Tim Brasel will purchase an aggregate of 275,000 shares of Instanet common stock for $1.00 per share as part of a private placement (the “Private Placement”) of up to 3,000,000 shares of VitaCube’s common stock at $1.00 per share and will execute a subscription agreement in form satisfactory to Instanet.

ARTICLE VII

Closing

7.1 Closing. The Closing of this Agreement shall be held at the offices of Gary A. Agron, Instanet’s counsel, at any mutually agreeable time and date (the “Closing Date”) prior to June 25, 2003, unless extended by mutual agreement. At the Closing:

(a)	VitaCube shall deliver to Instanet copies of Exhibit 1.2 executed by all of the VitaCube Security Holders together with certificates representing all 3,482,201 outstanding VitaCube Shares duly endorsed to Instanet;

(b)	Instanet shall deliver to the VitaCube Security Holders certificates representing 13,572,000 shares of Instanet’s common stock, for which the VitaCube Shares have been exchanged, pursuant to the computations set forth in Exhibit 1.1 hereto;

(c)	Instanet shall deliver (i) the officer’s certificate described in Section 6.5, (ii) a signed consent and/or minutes of its directors approving this Agreement, (iii) the lock-up letter described in Section 5.8 and (iv) resignations and releases from its executive officers and directors pursuant to Sections 6.6 and 6.7.

(d)	VitaCube shall deliver (i) the officer’s certificate described in Section 5.5, (ii) a signed consent and/or minutes of its shareholders and directors approving this Agreement, (iii) the 144(k) confirming letter described in Section 5.8, and (iv) written evidence of Mr. Greenberg’s debt forgiveness as described in Section 5.9.

(e)	Messrs. Mathis and Brasel shall deliver certified funds in the amount of $275,000 to purchase an aggregate of 275,000 shares of Instanet common stock pursuant to Section 6.8.

ARTICLE VIII

Covenants Subsequent to the Closing Date

8.1 Registration and Listing. Following the Closing Date, Instanet shall use its best efforts to:

(a)	Continue Instanet’s common stock listing on the Electronic Over the Counter Bulletin Board system; and

(b)	List Instanet’s securities in Standard & Poor’s OTC or Corporate Manual.

8.2 Stock Option Plan. Following the Closing Date, Instanet may adopt such stock option or other securities incentive plan as its Board of Directors shall reasonably determine.

8.3 Restriction on Repayment of VitaCube Debt. Instanet shall not use in excess of an aggregate of $150,000 of the proceeds of its Private Placement to repay debt to any of its executive officers and directors. The conversion of debt obligations into Instanet stock shall not constitute a repayment of debt for purposes of this Section 8.3.

ARTICLE IX

Miscellaneous

9.1 Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

9.2 No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

9.3 Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

9.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

9.5 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

9.6 Choice of Law. This Agreement and its application shall be governed by the laws of the state of Colorado.

9.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Instanet:

Instanet, Inc.

2560 W. Main Street, Suite 200

Littleton, Colorado 80120

Attn: Earnest Mathis, Jr., Chief Executive Officer

VitaCube:

VitaCube Systems, Inc.

4880 South Holly Street

Denver, Colorado 80246

Attn: Sanford D. Greenberg, Chief Executive Officer

9.9 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

9.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

9.11 Finders. There are no finders in connection with this transaction.

9.12 Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

9.13 Expenses. Each party will bear their own expenses, including legal fees incurred in connection with this Agreement. The VitaCube Security Holders shall not be responsible for any costs incurred in connection with the transaction contemplated by this Agreement.

9.14 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing.

9.15 Exhibits. As of the execution hereof, the parties have provided each other with the Exhibits described herein. Any material changes to the Exhibits shall be immediately disclosed to the other party.

9.16 Legal Counsel. Instanet has been represented by Gary A. Agron, Esq. in connection with this Agreement and Robert Shaiman of Lohf Shaiman Jacobs & Hyman, P.C. has represented VitaCube.

9.17 Termination, Amendment and Waiver.

(a) Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the share exchange by the stockholders of Instanet or by the stockholders of VitaCube:

(1) by mutual written consent of VitaCube and Instanet;

(2) by either VitaCube or Instanet;

(i)	if the stockholders of VitaCube fail to agree to the exchange,

(ii)	if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement,

(iii)	if the transaction shall not have been consummated on or before June 30, 2003, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement, or

(iv)	if material contracts cannot be assigned or transferred or material contracts cannot be obtained by either party or its division

(3) by VitaCube, if Instanet breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

(4) by Instanet, if VitaCube breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

(b) Effect of Termination. In the event of termination of this Agreement by either Instanet or VitaCube, as provided herein, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of VitaCube or Instanet, and such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

(c) Extension; Waiver. At any time prior to the Closing Date, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligation of the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(d) Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement, an amendment of this Agreement or an extension or waiver shall, in order to be effective, require in the case of VitaCube or Instanet, action by its respective Board of Directors or the duly authorized designee of such Board of Directors.

In witness whereof, the parties have executed this Agreement on the date indicated above.

INSTANET, INC		VITACUBE SYSTEMS, INC.

By:	/S/ EARNEST MATHIS, JR.	By:	/S/ SANFORD D. GREENBERG

	Earnest Mathis, Jr. Chief Executive Officer		Sanford D. Greenberg, Chief Executive Officer

EXHIBIT 1.1

SCHEDULE OF VITACUBE COMMON STOCKHOLDERS

AND

ALLOCATION OF INSTANET COMMON SHARES

Name of VitaCube Stockholder	Number of VitaCube Shares Exchanged	Number of Instanet Common Shares to be Issued
Sanford D. Greenberg	3,000,000	11,692,611
Warren Cohen	415,000	1,617,476
Lohf Shaiman Jacobs & Hyman, P.C.	60,000	233,851
Jessica Sita	4,000	15,589
Ryan Schilling	2,000	7,794
Jeff Prescott	1,066	4,154
Alex Rodas	135	525
Totals	3,482,201	13,572,000

EXHIBIT 1.2

SUBSCRIPTION AGREEMENT

In connection with my exchange of no par value common stock of VitaCube, Inc. (“VitaCube”), for the $.001 par value common stock of Instanet, Inc. (“Instanet”), pursuant to the Agreement Concerning The Exchange Of Securities By And Among Instanet, Inc. And VitaCube Systems, Inc. And The Security Holders Of VitaCube Systems, Inc. (the “Exchange Agreement”), I acknowledge the matters set forth below and promise that the statements made herein are true. I understand that Instanet is relying on my truthfulness in issuing its securities to me.

I hereby represent and warrant to Instanet that I have the full power and authority to execute, deliver and perform this Subscription Agreement and to consummate the transactions contemplated hereby. This Subscription Agreement is a legal, valid and binding obligation of mine, enforceable against me in accordance with its terms. I own the securities in VitaCube that I am exchanging for securities of Instanet free and clear of all pledges, liens, encumbrances, security interests, equities, claims, options, preemptive rights, rights of first refusal, or any other limitation on my ability to vote such securities or to transfer such securities to Instanet. I have full right, title and interest in and to the VitaCube securities that I am exchanging.

I understand that Instanet’s common stock (the “Securities) is being issued to me in a private transaction in exchange for my securities in VitaCube and in reliance upon the exemption provided in section 4(2) and/or Regulation D under the Securities Act of 1933, as amended (the “Act”) for non-public offerings and pursuant to the Exchange Agreement. I understand that the Securities are “restricted” under applicable securities laws and may not be sold by me except in a registered offering (which may not ever occur) or in a private transaction like this one. I know this is an illiquid investment and that therefore I may be required to hold the Securities for an indefinite period of time, but under no circumstances less than one year from the date of their issuance.

I am acquiring the Securities solely for my own account, for long-term investment purposes only and not with a view to sale or other distribution. I agree not to dispose of any Securities unless and until counsel for Instanet shall have determined that the intended disposition is permissible and does not violate the Act, any applicable state securities laws or rules and regulations promulgated thereunder.

All information, financial and otherwise, or documentation pertaining to all aspects of my acquisition of the Securities and the activities and financial information of Instanet has been made available to me and my representatives, if any, and I have had ample opportunity to meet with and ask questions of senior officers of Instanet, and I have received satisfactory answers to any questions I asked.

In acquiring the Securities, I have been afforded access to the Exchange Agreement and have made such independent investigations of Instanet as I deemed appropriate. I am an experienced investor, have made speculative investments in the past and am capable of analyzing the merits of an investment in the Securities.

I understand that the Securities are highly speculative, involve a great degree of risk and should only be acquired by individuals who can afford to lose their entire investment. Nevertheless, I consider this a suitable investment for me because I have adequate financial resources and income to maintain my current standard of living even after my acquisition of the Securities. I know that Instanet currently has only negligible assets and liabilities, and that although I could lose my entire investment, I am acquiring the Securities because I believe the potential rewards are commensurate with the risk. Even if the Securities became worthless, I could still maintain my standard of living without significant hardship to me or my family.

By signing this Subscription Agreement, I also accept and agree to be bound by and to abide by the terms and conditions of the Exchange Agreement as if I had executed the Exchange Agreement itself.

Dated as of this                      day of                              , 2003.

Signature

Name, Please Print

Residence Address

City, State and Zip Code

Area Code and Telephone Number

Social Security Number

Number of VitaCube Shares exchanged